Exhibit 10.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of November 2, 2011 by and among First Trinity Financial Corporation (“First Trinity”), an Oklahoma Corporation and Midwest Holding Inc., a Nebraska corporation (“Midwest”), and Rick Meyer (“R. Meyer”), Travis Meyer (“T. Meyer”), Les Meyer (“L. Meyer) and Corey Meyer (“C. Meyer”), individuals (also referred to herein as “Individual Sellers”).

WITNESSETH:

WHEREAS, L. Meyer and C. Meyer each own forty thousand (40,000) shares of common stock, ten cent ($0.10) par value per share, of First Wyoming Capital Corporation, a Wyoming-domiciled company (“First Wyoming”); and

WHEREAS, Midwest owns in its corporate name three hundred and fifty thousand (350,000) shares of common stock, ten cent ($0.10) par value per share of First Wyoming registered in its name and an additional fifty thousand (50,000) shares of common stock, ten cent ($0.10) par value per share of First Wyoming registered on the books of First Wyoming in the names of T. Meyer and R. Meyer previously purchased by Midwest; and

WHEREAS, as part of the transactions contemplated by this Agreement, First Trinity desires to purchase and Midwest and Individual Sellers desire to sell all of the shares reflected herein in First Wyoming.

NOW, THEREFORE, it is agreed among the parties as follows:

ARTICLE I
Purchase and Sale

Subject to the terms and conditions set forth in this Agreement, Midwest and Individual Sellers agree to sell, and First Trinity agrees to purchase, an aggregate of four hundred eighty thousand (480,000) shares of common stock, par value ($0.10) per share as follows:

1.1           The transactions contemplated by this Agreement shall be completed at a closing (“Closing”) on a closing date (“Closing Date”) to occur on the first-business day of the month following the date on which all conditions set forth in Article VI of this Agreement have been satisfied (subject to the limitations set forth in Article VI) or waived in writing, or such earlier date after the satisfaction of such conditions as First Trinity may determine.

1.2           At Closing, First Trinity will pay to Midwest four hundred forty thousand dollars ($440,000) representing the shares registered on the books of First Wyoming in the names of Midwest, R. Meyer and T. Meyer, and forty four thousand dollars ($44,000) to each of L. Meyer and C. Meyer (collectively the “Purchase Price”), by delivery of cash in the aggregate amount of $528,000 payable by wire transfer or delivery of other immediately available funds.

1.3           At Closing, (i) Midwest and Individual Sellers will deliver to First Trinity the various certificates, endorsed in blank or if no certificate has yet been issued, duly executed assignment documents free and clear of all security interests, liens, charges, encumbrances, restrictions or rights of any third parties of any kind or nature, and (ii) First Trinity will deliver to Midwest and Individual Sellers the consideration specified in Section 1.2.

ARTICLE II
Representations and Warranties of First Trinity

No representations or warranties are made by any director, officer, employee or shareholder of First Trinity as individuals. First Trinity hereby represents, and warrants to Midwest and Individual Sellers as follows:

2.1           First Trinity is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, having the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.

2.2           First Trinity has complete and unrestricted power to enter into, and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

2.3          Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by First Trinity will conflict with or result in a breach or violation of its Articles of Incorporation or Bylaws.

2.4           The execution, delivery and performance of this Agreement has been duly authorized and approved by all necessary corporate action on the part of First Trinity and its respective officers, directors and shareholders as may be required.

2.5           First Trinity (i) understands that the Shares have not been, and will not be, registered under any federal or state securities laws, and are being offered and sold to them in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account for investment purposes, and not with a view to public distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, (v) is an “accredited investor” as that term is defined for purposes of Regulation D promulgated under the Securities Act of 1933, as amended and (vi) acknowledges that, in connection with the purchase of the Shares, it has not relied upon any representation or warranty made by Midwest or Individual Sellers or any of the directors, officers, employees, shareholders or Affiliates of Midwest, except those representations and warranties contained in this Agreement.

2.6           This Agreement has been duly authorized, executed and delivered by First Trinity, constitutes a legal, valid and binding obligation of First Trinity and is enforceable against First Trinity in accordance with its terms, except to the extent that (a) enforcement against First Trinity may be limited by or subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought, or (c) to the extent that the indemnification provisions and the choice of law provisions contained in this Agreement may be limited by applicable laws.

ARTICLE III
Representations and Warranties of Midwest and Individual Sellers

Midwest and Individual Sellers hereby represents and warrants to First Trinity as follows:

3.1           Midwest is a Nebraska holding company duly organized, validly existing and in good standing under the laws of the State of Nebraska.  Midwest has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.

3.2           Midwest has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

3.3           Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Midwest will conflict with, or result in a breach or violation of any Articles of Incorporation or Bylaws.

3.4           This Agreement has been duly authorized, executed and delivered by Midwest and Individual Sellers and constitutes a legal, valid and binding obligation of Midwest and Individual Sellers and is enforceable against Midwest and Individual Sellers in accordance with its terms, except to the extent that (a) enforcement against Midwest and Individual Sellers may be limited by or subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally, (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person or entity before which any proceeding therefor may be brought, or (c) to the extent that the indemnification provisions and the choice of law provisions contained in this Agreement may be limited by applicable laws.

3.5           No representation or warranty by Midwest and Individual Sellers in this Agreement, or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading in light of the circumstances under which they were made.

ARTICLE IV
Obligations of the Parties Pending the Closing

4.1           It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than to members of its own or affiliated organizations and its professional advisers, in the same manner, as it protects its own confidential or proprietary information from unauthorized disclosure, and not use or disclose such information to the competitive detriment of the disclosing party. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made; (b) information acquired by the party to whom the disclosure is made from other sources; or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without restriction, without any wrongdoing by the party to whom the disclosure is made. In the event one party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information where legally permissible, the other party will be promptly notified of the request or requirement so that the other party may seek an appropriate protective order or waive in writing compliance with the provisions of this Section 4.1. If one party is, on the advice of counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, it may disclose such information to the tribunal; provided, however, that the disclosing party shall use its commercially reasonable best efforts to obtain, at the request of the non-disclosing party, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the non-disclosing party shall designate.

4.2           Prior to Closing, each party shall promptly provide the other parties with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other parties if it discovers that any of the representations, warranties and covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in all material respect.

4.3           Each party to this Agreement shall take all such action as may be reasonably necessary and appropriate and shall use its commercially reasonable best efforts in order to consummate the transactions contemplated hereby as promptly as practicable, including completion of all regulatory filings that may be required. First Trinity agrees to file and to use its commercially reasonable best efforts to obtain such approvals or consents from the Regulatory Authorities (as defined in Article V below) required for the transactions contemplated by this Agreement. First Trinity, nor Midwest nor Individual Sellers shall be obligated, however, to file a suit or to appeal from any adverse ruling of a regulatory authority, nor shall First Trinity, Midwest or Individual Sellers be obligated to make any material changes in any lawful, good faith management policy in order to gain such approval.

ARTICLE V
Regulatory Filings

Within 20 business days after the execution of this Agreement, First Trinity shall file with the Insurance Commissioner of the State of Wyoming, (the “Regulatory Authorities”) all of the regulatory approval documents required by the laws of such state in order to consummate the transactions contemplated by this Agreement.

ARTICLE VI
Conditions Precedent

6.1 Conditions Precedent to the Obligations of First Trinity. The obligation of First Trinity to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except to the extent that First Trinity waives in writing any of the following conditions and except to the extent that failure of any such condition is caused by the intentional, willful, reckless or grossly negligent act or omission of First Trinity:

(a)           The parties shall have obtained all necessary approvals or consents for the transactions contemplated by this Agreement from the Regulatory Authorities and any other applicable governmental authority;

(b)           Midwest and Individual Sellers shall have performed and complied with all of their respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the terms of this Agreement;

(c)           There shall not be pending or in effect on the Closing Date any litigation, action, suit, investigation, claim or proceeding before any court of competent jurisdiction or any governmental authority having jurisdiction over the transactions contemplated by this Agreement, or any writ, judgment, injunction, decree or similar order of any court or governmental authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement;

(d)           The representations and warranties made by Midwest and Individual Sellers in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing, except to the extent that such representations and warranties may be untrue on and as of the Closing because of changes contemplated hereby caused by transactions suggested or approved in writing by First Trinity;

6.2           Conditions Precedent to Midwest and Individual Sellers Obligations. The obligation of Midwest and Individual Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except to the extent that Midwest and Individual Sellers waive in writing any of the following conditions and except to the extent that failure of any such condition is caused by the intentional, willful, reckless or grossly negligent act or omission of Midwest or Individual Sellers:

(a)           The parties shall have obtained all necessary approvals or consents for the transactions contemplated by this Agreement from the Applicable Regulatory Authorities;

(b)           First Trinity shall have performed and complied with all of its respective obligations hereunder which are to be complied with or performed on or before the Closing Date pursuant to the terms of this Agreement;

(c)           There shall not be pending or in effect on the Closing Date any litigation, action, suit, investigation, claim or proceeding before any court of competent jurisdiction or any governmental authority having jurisdiction over the transactions contemplated by this Agreement, or any writ, judgment, injunction, decree or similar order of any court or governmental authority restraining, enjoining or otherwise preventing consummation of any of the transactions contemplated by this Agreement;

(d)           The representations and warranties made by First Trinity in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing, except to the extent that such representations and warranties may be untrue on and as of the Closing because of changes caused by transactions suggested or approved in writing by Midwest and Individual Sellers; and

ARTICLE VII
Termination and Abandonment

7.1           Anything contained in this, Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a)           By mutual consent of First Trinity, Midwest and Individual Sellers;

(b)          By any party if the Closing has not occurred on or prior to December 31, 2011; provided that the non-occurrence of the Closing was not caused by any breach of this Agreement by the party seeking termination;

(c)           By any party, if there is discovered any material error, misstatement or omission in the representations and warranties of the other party; provided that the party seeking termination pursuant to this Section 7.1(c) shall have provided the other party with written notice of such error, misstatement or omission and such other party shall have failed to cure such error, misstatement or omission with thirty (30) days after receiving such notice and provided further that the party seeking termination pursuant to this Section 7.1(c) is not in material breach of any provision contained in this Agreement; or

(d)           By any party in the event any Regulatory Authority denies any approval or consent requested for the transactions contemplated by this Agreement (including any appeal of such denial).

7.2           Any of the terms or conditions of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.

ARTICLE VIII
Miscellaneous

8.1           This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent related to the subject matter hereof. This Agreement may be modified or amended only by a written document that is duly executed by each party hereto.

8.2           To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

8.3           Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

8.4           All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its commercially reasonable best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

8.5           Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To Midwest and Individual Sellers:	To First Trinity:
Midwest Holding Inc.	First Trinity Financial Corporation

8101 O Street, Suite S-111	7633 E. 63rd, Suite 230
Lincoln, Nebraska 68510	Tulsa, OK 74133
Attn: Mark A. Oliver, Secretary/Treasurer	Attn: Gregg Zahn, President

Phone: (402) 489-8266	Phone: (918) 249-2438
Fax: (402) 489-8295	Fax: (918) 249-2478

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

8.6           At all times at or before the Closing, except as may be required by applicable law, the parties will each consult with the others before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement or release or will use good faith efforts to obtain the other party's approval of the text of any public report, statement or release to be made solely on behalf of a party. If all of the parties are unable to agree on or approve any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party seeking to make such disclosure, required by law to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release. Any such report, statement or release approved or permitted to be made pursuant to this Section 8.6 may be disclosed or otherwise provided by any party to any person or entity, including to any employee or customer of either party hereto and to any governmental or regulatory authority.

8.7           The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

8.8           This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder.

8.9           Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity. All remedies identified in this Agreement are in addition to any remedies available at law or in equity.

8.10         This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws or any jurisdiction other than the State of Oklahoma. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.

8.11         No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12         In the event of any dispute, claim or controversy concerning, arising out of or relating to this Agreement, its effect, the breach hereof, or the transactions contemplated hereby, the same shall be settled by binding arbitration before a three-person arbitration panel. The selection of the panel shall be made as follows: (1) Midwest and Individual Shareholders shall appoint one arbitrator; (2) First Trinity shall appoint one arbitrator; and (3) the two arbitrators shall select a third arbitrator; provided, however, the parties retain their right to and shall not be prohibited, limited or in any way restricted from, seeking or obtaining equitable or injunctive relief from a court having jurisdiction over the parties for temporary and not permanent purposes during the pendency of any arbitration proceedings. All permanent equitable or injunctive relief shall be determined solely by the arbitrators.  Except for the foregoing arbitrator selection process contained in this Section 8.12, the arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the then applicable Commercial Dispute Resolution Procedures. The results of the arbitration shall be final, conclusive and binding upon the parties thereto, and judgment on the award may be entered in any court having jurisdiction thereof. In rendering the award, the arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Oklahoma. Punitive, exemplary, treble, special, consequential, incidental, lost profits or other non-compensatory forms of incidental damages shall not be permitted under any circumstances except that the non-prevailing party or parties, as determined by the finder(s) of fact, shall pay the reasonable legal expenses and associated costs by the prevailing party or parties. The arbitration shall be held in Tulsa, Oklahoma or at such other place as may be selected by agreement of the parties hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first set forth above by the duly authorized officers of First Trinity, and by Midwest and Individual Sellers.

MIDWEST HOLDING INC.                                                                        FIRST TRINITY FINANCIAL CORP

By: /s/ Mark A. Oliver	By: /s/ Gregg E. Zahn
Mark A. Oliver, Treasurer	Gregg E. Zahn, President

/s/ Rick D. Meyer	/s/ Travis R. Meyer
Rick D. Meyer	Travis R. Meyer

/s/ Les Meyer	/s/ Corey Meyer
Les Meyer	Corey Meyer